Exhibit 10.1

April 24, 2015	207 Goode Ave, Ste 500
Glendale, California 91203
Phone 626 304-2000
Fax 626 792-7312

Georges Gravanis

[Address]

[Address]

[Address]

Dear Georges:

I am very pleased to offer you the position of President, Materials Group, reporting directly to me. This is an Executive, Level 2 position and is effective May 1, 2015.

It is anticipated that you will remain on assignment as an Expatriate (France to Hong Kong) for approximately one year per the assignment extension letter you will receive in the next few days. Upon the end of your current assignment, it is our intention to transition you to a local package in either Europe or the United States.  A local hire letter will be presented to you closer to the end of your current assignment.

Specific details of our job offer are as follows:

Base Salary:  Your annualized rate of pay will be 470,000 EUROS.  Your next salary review will be April 1, 2016.  Subsequent salary reviews will be conducted on April 1st of each year, or on another date designated by the Company for a given year.

Bonus:  You will be eligible to be considered under Avery Dennison’s annual incentive plan (“AIP”) to participate at a 60% of base salary opportunity level prorated effective May 1, 2015, subject to applicable withholdings.  The Annual Incentive Plan (AIP), including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law or, if permissible under the law, at the discretion of the Company.

Long-Term Incentive (LTI) Opportunity:  Under the Company’s executive incentive compensation program you will be eligible to be considered for an annualized long-term incentive award with a value opportunity equivalent to approximately 180% of your base salary effective January 1, 2016.  As a Level 2 Executive, your Equity Holding Requirement is either 3X your base salary, or 27,000 LTI units (please refer to the AD Stock Holding Policy for more details).  The long term incentive program, including eligibility criteria, may be amended, suspended or terminated at any time, with or without notice, in accordance with applicable law and the applicable plan terms.

You will receive the following special equity award on June 1, 2015.

-                   A one-time grant with a target value of $750,000 USD, converted to RSUs based on the fair market value as of the grant date, with a 4-year ratable vesting schedule.

All other aspects of your current assignment will remain unchanged.

In your new role, you will be considered a Section 16 officer under U.S. securities laws.  As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction.  In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions.  You can discuss these matters with the Law Department.

Please sign and date this offer letter below and return it to LeeAnn Prussak in Corporate Human Resources.

Sincerely,

/s/ Mitch Butier

Mitch Butier
President and COO

cc: LeeAnn Prussak

Jessica Del Rio

Accepted by:  /s/ Georges Gravanis

Date:  24 April 2015